VALHI ANNOUNCES QUARTERLY CASH DIVIDEND AND

RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS . . . May 21, 2026 . . . Valhi, Inc. (NYSE:  VHI) announced today that its board of directors has declared a regular quarterly dividend of eight cents ($0.08) per share on its common stock, payable on June 25, 2026 to stockholders of record at the close of business on June 4, 2026.

Valhi also announced that at its annual stockholder meeting held on May 21, 2026, its stockholders:

●	elected each of Thomas E. Barry, Loretta J. Feehan, Terri L. Herrington, Gina A. Norris, Michael S. Simmons and Mary A. Tidlund as a director for a one-year term; and
●	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2026 annual stockholder meeting.

Following the annual meeting of stockholders, today the Valhi board of directors appointed Randy L. Hill to fill the vacancy on the board resulting from the death of W. Hayden McIlroy on April 19, 2026.  The board of directors also appointed Mr. Hill to serve on its audit committee.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

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Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700